EXHIBIT - 10.22

                         DEFERRED COMPENSATION AGREEMENT


This  Deferred  Compensation  Agreement  (the  "Agreement")  is made this Twenty
Second day of November, 2006, between Waterford Gaming, L.L.C., a Delaware limited liability company ("Gaming") and Alan Angel ("Angel"). This Agreement entirely replaces and supersedes the agreement dated November 17, 2003.

                              PRELIMINARY STATEMENT

The following is a recital of certain facts upon which this Agreement is based:

Gaming was formed on September 30, 1996, to hold a 50% partnership interest in Trading Cove Associates, a Connecticut general partnership ("Trading Cove"), which was the former manager and the original developer of the Mohegan Sun Gaming and Entertainment Complex located in Uncasville, Connecticut (the "Mohegan Sun"), which is owned by the Mohegan Tribe of Indians of Connecticut. Through December 31, 2014, Trading Cove is entitled to receive payments equal to 5% of the gross revenues generated by the Mohegan Sun, including its recently completed expansion.

Gaming derives all of its income, other than interest income, from its partnership interest in Trading Cove.

As of June 11, 2003, Gaming, and its affiliate, Waterford Gaming Finance Corp., a Delaware corporation ("Gaming Finance"), issued notes in the total sum of $155,000,000 (the "Notes") which will mature on September 15, 2012.

Gaming currently anticipates that a substantial portion, and possibly all, of Gaming's assets will be expended in satisfying Gaming's obligations under the Notes.

Angel is an employee of Mystic Suites, L.L.C., a Connecticut limited liability company ("Mystic"), an affiliate of Gaming and has been instrumental in assisting Gaming with all of its financial activities including structuring, negotiating and completing the offering and issuance of the Notes. In recognition of Angel's extraordinary performance on behalf of Gaming in causing the Notes to be issued, and as an inducement to Angel to remain in the employ of Mystic or one or more of Mystic's affiliates, Gaming has agreed to make an extraordinary payment to Angel if and only to the extent that funds are available to Gaming to do so, all upon the terms and conditions set forth in this Agreement.

Now, therefore, the parties hereto agree as follows:

1. Deferred Compensation Payments. In recognition of Angel's activities in assisting Gaming in the issuance of the Notes, and subject to the provisions of Section 2 hereof, for each quarter beginning with the quarter ending September 30, 2012, Gaming agrees to pay to Angel on each Payment Date (as herein defined), based on Gaming's financial statements for the applicable quarter, 5% of: (a) amounts received by Gaming during the quarter from each and every source; minus (b) debts and obligations actually incurred by Gaming or Gaming Finance during the quarter in the ordinary course of their respective businesses, not including bonuses or any other form of compensation paid by Gaming and Gaming Finance to their respective officers, directors, shareholders, or partners, other than compensation paid to Len Wolman under his Employment Agreement with Gaming ("Deferred Compensation Payment").

2.   Payment  Provisions.   Notwithstanding  anything  herein  to  the  contrary
     contained, the Deferred Compensation Payments shall only be due and payable as follows:

(i) The full amount of a Deferred Compensation Payment shall be paid to Angel if, on a Payment Date, Angel is then an employee of Mystic or an Affiliate (as herein defined) of Mystic.

(ii) The full amount of a Deferred Compensation Payment shall be paid to Angel (or to his heirs, if applicable) if Angel has died or has become Disabled (as herein defined) prior to a Payment Date and at the time of Angel's death or Disability, Angel was employed by Mystic or an Affiliate of Mystic.

(iii) A portion of a Deferred Compensation Payment shall be paid to Angel, which portion is to be proportionate to the amount by which Angel has Vested (as herein defined) on a Payment Date, if, on or prior to such Payment Date, Angel has been terminated by Mystic or an Affiliate of Mystic other than for Cause (as herein defined).

All Deferred Compensation Payments shall be made on a 1099 basis.

3. Definitions. For purposes of this Agreement, the following definitions shall apply:

"Affiliate" shall mean: (i) any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the specified Person; (ii) any person that is an officer or director of, member or partner in, or trustee or legal representative of or serves in a similar capacity with respect to the specified Person or of which the specified Person is an officer, director, member, partner, or trustee or with respect to which the specified Person serves in a similar capacity; (iii) any Person that, directly or indirectly, is the beneficial owner of, or controls, 10% or more of any class of equity securities of or otherwise has a substantial beneficial interest (10% or more) in, the specified Person, or of which the specified person is directly or indirectly the owner of 10% or more of any class of equity securities or in which the specified Person has a substantial beneficial interest (10% or more); and (iv) any member of the Immediate Family of the specified Person.

Termination for "Cause" shall mean: (i) termination as a result of Angel's breach of trust or other fiduciary duty that has or may have a materially adverse impact upon Mystic or any of its Affiliates; (ii) any act by Angel constituting fraud, embezzlement, dishonesty or other similar misconduct that has or may have a material adverse impact upon Mystic or any of Mystic's Affiliates; (iii) Angel's conviction for a felony that has or may materially adversely impact the business or reputation of Mystic or an Affiliate of Mystic.

"Disabled" or "Disability" shall mean Angel's inability, whether mental or physical, to render services reasonably requested by Mystic or an Affiliate of Mystic consistent with Angel's job description for three (3) consecutive months or twelve (12) weeks during any nine (9) month period.

"Entity" shall mean any general partnership, limited partnership, corporation, limited liability company, limited liability partnership, joint venture, trust, business trust, or association.

"Immediate Family" shall mean with respect to any Person,  its spouse,  parents,
parents-in-law,     issue,     nephews,     nieces,     children-in-law,     and
grandchildren-in-law.

"Payment Date" shall mean, for each Deferred Compensation Payment, no later than the last day of the quarter following the quarter on which the Deferred Compensation Payment is based.

"Person" shall mean an individual or Entity, and the heirs, executors, administrators, successors, and assigns of such person or Entity when the context so admits; and unless the context otherwise requires, the singular shall include the plural, and the masculine gender shall include the feminine and the neutral and visa versa.

"Quarter" shall mean calendar quarter.

"Vested" shall mean fifty percent (50%) as of the date hereof, which percentage shall increase by ten percent (10%) on February 1st of each calendar year hereafter so long as on each such February 1st Angel is then an employee of Mystic or an Affiliate of Mystic, until February 1, 2011, on which date Angel will be fully vested (i.e., on February 1, 2011, Angel's Vested amount shall be 100%).

4. Modification. If, for any reason, a court determines that any part of this Agreement is unreasonable in scope or otherwise unenforceable, such provision will be deemed modified and fully enforceable, as so modified, to the extent the court determines what would be reasonable and enforceable under the circumstances.

5. Entire Agreement. This Agreement sets forth the entire understanding and agreement of the parties with respect to the issues encompassed herein and supersedes any prior and contemporaneous agreements, correspondence, term sheets, negotiations, understandings, documents, or commitments, written or oral, with regard to the subject matter contemplated by this Agreement. The provisions hereof will not reduce, restrict, limit, or modify payments, if any, due to Angel by any other party.

6. Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed, or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties or, in the case of a waiver, the party granting the waiver. No delay on the part of any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, nor will any waiver on the part of any party of any right, power, or privilege under this Agreement, nor any single or partial exercise of any right, power, or privilege under this Agreement, preclude any other or future exercise of such right, power, or privilege or the exercise of any other right, power, or privilege under this Agreement.

7. Governing Law. This Agreement, and the rights, duties, and remedies of the parties relating to this Agreement and the subject matter of this Agreement, will be governed by and construed in accordance with the laws of the State of Connecticut, without regard to principles of conflicts of laws.

8. Jurisdiction; Venue; Arbitration. If there is a dispute between the parties hereto with regard to any of the matters set forth in this Agreement or its subject matter, the parties will first use their best efforts to resolve such dispute among themselves. If the parties are unable to resolve such dispute within thirty (30) calendar days of the initiation of such efforts, such dispute will be settled by arbitration in Philadelphia, Pennsylvania or other place agreed to by Gaming and Angel, which will be the sole and exclusive procedure for resolution of any such dispute. Within ten (10) calendar days of receipt of written notice from one party that it is submitting the matter to arbitration, Angel, on the one hand, and Gaming, on the other, will each designate in writing an arbitrator to resolve the dispute who will, in turn, jointly select a third arbitrator within twenty (20) calendar days of their designation, with the third arbitrator to be selected in accordance with procedures established by the American Arbitration Association. The arbitrators so designated will each be a person experienced in commercial and business affairs who is not a representative of any party and who has not received any compensation, directly or indirectly, from any party or any affiliate of any party at any time after the date of this Agreement or during the two (2) year period preceding the date of this Agreement. The arbitration will be governed by the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of initiation of such arbitration. The determination of the arbitrators as to the resolution of any such dispute will be binding and conclusive upon the parties. Each party will pay the fees and expenses of its respective designated arbitrator and its own costs and expenses of the arbitration. The fees and expenses of the third arbitrator will be paid equally by Angel and Gaming. Any arbitration award may be entered in and enforced by any court having jurisdiction thereof, and the parties consent and commit themselves to the jurisdiction of the state and federal courts of the State of Connecticut for purposes of the enforcement of any arbitration award.

9. Interpretation and Certain Rules of Construction. This Agreement is being entered into by competent persons who are experienced in business and have had an opportunity to be represented by counsel. Therefore, any ambiguous language in this Agreement will not necessarily be construed against any particular party as the drafter of such language. The headings of this Agreement are for convenience or reference only and will not limit or otherwise affect the meaning or interpretation of any of the provisions of this Agreement.

10. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same Agreement.

11. Severability. If any provision of this Agreement is determined to be illegal or invalid, such illegality or invalidity will have no effect on the other provisions of this Agreement, which will remain valid, operative, and enforceable.


IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                            WATERFORD GAMING, L.L.C., a Delaware
                                                       limited liability company

                                            By: Waterford Group, LLC, a Delaware
                                                    limited  liability  company,
                                                    Member


                                            By: Slavik Suites, Inc., Member

                                                By: ____________________________

                                                Its:____________________________



                                                    ----------------------------
                                                                      Alan Angel